EXHIBIT 3.1

COMPANIES (JERSEY) LAW 1991 MEMORANDUM AND ARTICLES OF ASSOCIATION OF Birkenstock Holding plc a no par value public limited company Company number: 148522 Adopted by special resolution on 15 MAY 2024

COMPANIES (JERSEY) LAW 1991 (the “Law”)

MEMORANDUM OF ASSOCIATION

OF

Birkenstock Holding plc

(the “Company”)

a no par value public limited company

1.	INTERPRETATION

Words and expressions contained in this Memorandum of Association have the same meanings as in the Law.

2.	COMPANY NAME

The name of the Company is Birkenstock Holding plc.

3.	TYPE OF COMPANY

3.1	The Company is a public company.

3.2	The Company is a no par value company.

4.	NUMBER OF SHARES

There shall be no limit on the number of shares which may be issued by the Company and if the share capital structure of the Company is at any time divided into separate classes of share there shall be no limit on the number of shares of any class which may be issued by the Company.

5.	LIABILITY OF MEMBERS

The liability of a member arising from the holding of a share in the Company is limited to the amount (if any) unpaid on it.

COMPANIES (JERSEY) LAW 1991

ARTICLES OF ASSOCIATION

OF

Birkenstock Holding plc

a no par value public limited company

CONTENTS

1.	INTERPRETATION	1

2.	SHARE CAPITAL	5

3.	STATED CAPITAL ACCOUNTS	8

4.	ALTERATION OF SHARE CAPITAL	9

5.	VARIATION OF RIGHTS	9

6.	REGISTER OF MEMBERS	10

7.	SHARE CERTIFICATES	10

8.	LIEN	11

9.	CALLS ON SHARES	11

10.	FORFEITURE OF SHARES	12

11.	TRANSFER OF SHARES	14

12.	TRANSMISSION OF SHARES	15

13.	GENERAL MEETINGS	16

14.	CLASS MEETINGS	16

15.	NOTICE OF GENERAL MEETINGS	16

16.	PROCEEDINGS AT GENERAL MEETINGS	17

17.	VOTES OF MEMBERS	19

18.	CORPORATE MEMBERS	21

19.	DIRECTORS	22

20.	BOARD CLASSIFICATION	22

21.	ALTERNATE DIRECTORS	23

22.	POWERS OF DIRECTORS	23

23.	DELEGATION OF DIRECTORS’ POWERS	24

24.	APPOINTMENT OF DIRECTORS	24

25.	RETIREMENT OF DIRECTORS	28

26.	RESIGNATION, DISQUALIFICATION AND REMOVAL OF DIRECTORS	29

27.	REMUNERATION AND EXPENSES OF DIRECTORS	30

28.	EXECUTIVE DIRECTORS	30

29.	DIRECTORS’ INTERESTS	30

30.	COMPETITION AND CORPORATE OPPORTUNITIES	31

31.	PROCEEDINGS OF DIRECTORS	33

32.	MINUTE BOOK	34

33.	SECRETARY	35

34.	THE SEAL	35

35.	AUTHENTICATION OF DOCUMENTS	36

36.	DIVIDENDS	36

37.	CAPITALISATION OF PROFITS	38

38.	ACCOUNTS AND AUDIT	39

39.	NOTICES	39

40.	WINDING UP	40

41.	INDEMNITY	40

42.	FIXING RECORD DATE & JURISDICTION	40

43.	NON-APPLICATION OF STANDARD TABLE	41

1. COMPANIES (JERSEY) LAW 1991

ARTICLES OF ASSOCIATION

OF BIRKENSTOCK HOLDING PLC

a no par value public limited company

1.	INTERPRETATION

1.1	In these Articles, unless the context or law otherwise requires, the following words and expressions shall have the meanings respectively assigned to them below:

	1.1.1	“Affiliate” has the meaning ascribed to it in Article 30.6;

	1.1.2	“Annual General Meeting” has the meaning ascribed to it in Article 13.2;

	1.1.3	“these Articles” means these Articles of Association in their present form or as from time to time amended;

	1.1.4	“Auditors” means the auditors of the Company appointed pursuant to these Articles;

	1.1.5	“Bankrupt” has the meaning ascribed to it in the Interpretation (Jersey) Law, 1954;

1.1.6

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Jersey or in New York, New York are authorized or obligated by law or executive order to close;

	1.1.7	“Class” has the meaning ascribed to it in Article 20.2;

1.1.8

“Clear Days” means, in relation to the period of a Notice, that period excluding the day when the Notice is served or deemed to be served and the day for which it is given or on which it is to take effect;

1.1.9

“Close of Business” means 5:00 p.m. local time at the Company’s principal executive offices, and if an applicable deadline falls on the “Close of Business” on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day;

	1.1.10	“Closing” means the closing of the IPO;

	1.1.11	“Company” means the company incorporated under the Law in respect of which these Articles have been registered;

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1.1.12	“Directors” or “Board of Directors” means the directors of the Company for the time being;

1.1.13	“dividend” has the meaning ascribed to the word “distribution” in Article 114 of the Law;

1.1.14	“Due Date” has the meaning ascribed to it in Article 9.10;

1.1.15	“Exchange Act” has the meaning ascribed to it in Article 24.5;

1.1.16	“Extraordinary General Meeting” has the meaning ascribed to it in Article 13.2;

1.1.17	“general meeting” means an Annual General Meeting or an Extraordinary General Meeting;

1.1.18	“Holder” means, in relation to shares, the Member whose name is entered in the Register as the holder of the shares;

1.1.19	“Identified Persons” has the meaning ascribed to it in Article 30.2;

1.1.20	“Initial Directors” has the meaning ascribed to it in Article 20.1;

1.1.21	“IPO” means the underwritten initial public offering by the Company of certain of its ordinary shares;

1.1.22	“the Law” means the Companies (Jersey) Law 1991 and any subordinate legislation from time to time made thereunder, including any statutory modifications or re-enactments for the time being in force;

1.1.23	“L Catterton” means L Catterton Management Limited, an English private limited company;

1.1.24	“Member” means the subscribers to the Memorandum of Association of the Company and any other Person whose name is entered in the Register as the Holder of shares in the Company;

1.1.25	“MidCo” shall mean BK LC Lux MidCo S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg;

1.1.26	“Month” means calendar month;

1.1.27	“Non-Employee Directors” has the meaning ascribed to it in Article 30.1;

1.1.28	“Notice” means a notice in Writing unless otherwise specifically stated;

1.1.29	“Office” means the registered office of the Company;

1.1.30	“Officer” includes a Secretary but otherwise has the meaning ascribed to it in the Law;

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1.1.31	“Ordinary Resolution” means a resolution of the Company in general meeting adopted by a simple majority of the votes cast at that meeting;

1.1.32	“Ordinary Share” means an ordinary share in the capital of the Company of no par value and having the rights attaching thereto prescribed in these Articles;

1.1.33	“Paid Up” includes credited as paid up;

1.1.34	“Persons” includes associations and bodies of persons, whether corporate or unincorporated;

1.1.35

“Preferred Share” means a preferred share in the capital of the Company of no par value designated as a Preferred Share by the Directors and allotted and issued in one or more classes in accordance with the provisions of the Law and these Articles and having the rights provided for in these Articles and in any Statement of Rights. In these Articles, except when referred to under their separate classes, the term Preferred Shares shall mean all such shares;

1.1.36

“Present” in relation to general meetings of the Company and to meetings of the Holders of any class of shares includes present in person or present by attorney or by proxy or in the case of a corporate shareholder by representative;

1.1.37	“Principal Shareholder” means L Catterton, any Affiliate of L Catterton or any fund or account managed or advised (or sub-managed or sub-advised) by L Catterton or any Affiliate of L Catterton;

1.1.38

“Public Announcement” means disclosure (i) in a press release issued by the Company, provided such press release is issued by the Company following its customary procedures, that is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites or (ii) in a document publicly filed by the Company with the Securities and Exchange Commission;

1.1.39	“Register” means the register of Members required to be kept pursuant to Article 41 of the Law;

1.1.40	“Seal” means the common seal of the Company;

1.1.41

“Secretary” means any Person appointed to perform any of the duties of secretary of the Company (including an assistant or deputy secretary) and in the event of two or more Persons being appointed as joint secretaries, any one or more of the Persons so appointed;

1.1.42	“Shareholders’ Agreement” means the shareholders’ agreement dated as of 13 October, 2023 between the Company and MidCo;

1.1.43

“Signed” includes a signature or representation of a signature affixed by mechanical or other means or any other means of signifying agreement permitted by law and where a document is to be signed by a company, an association or a body of Persons, the word

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“Signed” shall be construed as including the signature of a duly authorised representative on its behalf as well as any other means by which it would normally execute the document;

	1.1.44	“Sole Member Direct Contract” has the meaning ascribed to it in Article 32.3;

	1.1.45	“Sole Member’s Decision” has the meaning ascribed to it in Article 32.4;

	1.1.46	“Special Resolution” means a resolution of the Company passed as a special resolution in accordance with the Law;

	1.1.47	“specified majority” has the meaning ascribed to it in Article 16.16;

	1.1.48	“Standard Table” has the meaning ascribed to it in the Law;

1.1.49

“Statement of Rights” means, in relation to each class of Preferred Share, a memorandum approved by the Directors setting out the specific rights and obligations attaching to the Preferred Shares of such class which are in addition to those rights and obligations contained in and determined in accordance with these Articles;

1.1.50

“Stock Exchange” means a recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000 of the Parliament of the United Kingdom) or any other public securities market;

1.1.51

“Shareholder Associated Person” means as to any Member (x) any person acting in concert with such Member, (y) any person controlling, controlled by or under common control with such Member or any of their respective affiliates and associates, or person acting in concert therewith and (z) any member of the immediate family of such Member or an affiliate or associate of such Member;

	1.1.52	“Third-Party Compensation Agreement” has the meaning ascribed to it in Article 24.5; and

	1.1.53	“in Writing” includes written, printed, telexed, electronically transmitted or represented or reproduced by any other mode of representing or reproducing words in a visible form.

1.2

Save as defined herein and unless the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Law but excluding any statutory modification thereof not in force when these Articles become binding on the Company.

1.3	In these Articles, unless the context or law otherwise requires:

	1.3.1	words and expressions which are cognate to those defined in Article 1.1 shall be construed accordingly;

	1.3.2	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

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	1.3.3	words importing the singular number only shall be construed as including the plural number and vice versa;

	1.3.4	words importing the neutral gender shall be construed as including the masculine and feminine genders;

1.3.5

references to enactments are to such enactments as are from time to time modified, re- enacted or consolidated and shall include any enactment made in substitution for an enactment that is repealed; and

	1.3.6	references to a numbered Article are to the Article so numbered of these Articles.

1.4	The clause and paragraph headings in these Articles are for convenience only and shall not be taken into account in the construction or interpretation of these Articles.

2.	SHARE CAPITAL

2.1

The share capital of the Company is as specified in the Memorandum of Association and the shares of the Company shall have the rights and be subject to the conditions contained in these Articles and, in the case of any Preferred Share of any class, to the Statement of Rights relating thereto. No share issued by the Company shall have a nominal value.

2.2	The rights attaching to Ordinary Shares are as follows:

2.2.1

As regards income – Subject to the Law and the provisions of these Articles, each Ordinary Share shall confer on the Holder thereof the right to receive such amounts of the Company available for distribution as the Directors may declare or the Members may resolve by Ordinary Resolution after any payment to the Members holding shares of any other class other than Ordinary Shares of any amount then payable in accordance with the relevant Statement of Rights or other terms of issue of that class.

2.2.2

As regards capital – If the Company is wound up, following payment to the Members holding shares of any class other than Ordinary Shares of all amounts then payable to them in accordance with the relevant Statement of Rights or other terms of issue of that class, the surplus assets available for distribution among the Members shall be distributed pari passu among the Holders of Ordinary Shares in proportion to the amounts Paid Up thereon at the time of the commencement of the winding up.

2.2.3

As regards voting – At any general meeting of the Company and any separate class meeting of the Holders of Ordinary Shares, every Holder of Ordinary Shares who is present in person or by proxy shall have one vote for every Ordinary Share of which they are the Holder.

	2.2.4	As regards redemption – The Ordinary Shares are not redeemable (without prejudice to Articles 2.8 and 2.14).

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2.3

Subject to the provisions of these Articles, the rights and obligations attaching to any Preferred Share shall be determined at the time of issue by the Directors in their absolute discretion. Each Preferred Share shall be issued by the Directors on behalf of the Company as part of a class. The rights and obligations attaching to each class of Preferred Shares in addition to those set out in these Articles shall be set out in a Statement of Rights.

2.4	The Statement of Rights in respect of each class of Preferred Shares may, without limitation, comprise or include:

	2.4.1	the class to which each Preferred Share shall belong, such class to be designated with a class number and, if the Directors so determine, title;

	2.4.2	details of any dividends payable in respect of the relevant class;

	2.4.3	details of rights attaching to shares of the relevant class to receive a return of capital on a winding up of the Company;

2.4.4

details of the voting rights attaching to shares of the relevant class (which may provide, without limitation, that each Preferred share shall have more than one vote on a poll at any general meeting of the Company);

2.4.5

a statement as to whether shares of the relevant class are redeemable (either at the option of the Holder and/or the Company) and, if so, on what terms such shares are redeemable (including, without limitation, and only if so determined by the Directors, the amount for which such shares shall be redeemed (or a method or formula for determining the same) and the date on which they shall be redeemed);

	2.4.6	a statement as to whether shares of the relevant class are convertible (either at the option of the Holder and/or the Company) and, if so, on what terms such shares are convertible;

	2.4.7	any other rights, obligations and restrictions attaching to Preferred Shares of any class as the Directors may determine in their discretion; and/or

	2.4.8	the price at which shares of the relevant class shall be issued.

2.5	Once a Statement of Rights has been adopted for a class of Preferred Share, then:

	2.5.1	it shall be binding on Members and Directors as if contained in these Articles;

	2.5.2	the provisions of Article 5.1 shall apply to any variation or abrogation thereof that may be effected by the Company;

	2.5.3	each Statement of Rights shall be filed on behalf of the Company with the Registrar of Companies in Jersey pursuant to and in accordance with Article 54 of the Law;

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2.5.4

all moneys payable on or in respect of any Preferred Share which is the subject thereof (including, without limitation, the subscription and any redemption moneys in respect thereof) shall be paid in the currency for which such Preferred Share is issued; and

2.5.5

upon the redemption of a Preferred Share (if it is redeemable) pursuant to the Statement of Rights relating thereto, the Holder thereof shall cease to be entitled to any rights in respect thereof and accordingly their name shall be removed from the Register and the share shall thereupon be cancelled.

2.6

Without prejudice to any special rights for the time being conferred on the Holders of any shares or class of shares (which special rights shall not be varied or abrogated except with such consent or sanction as is hereinafter provided), any share or class of shares in the capital of the Company may be issued with such preferred, deferred or other special rights or such restrictions whether in regard to dividends, return of capital, voting or otherwise as the Directors may from time to time determine.

2.7	The Company may issue fractions of shares in accordance with and subject to the provisions of the Law provided that:

	2.7.1	a fraction of a share shall be taken into account in determining the entitlement of a Member as regards dividends or on a winding up; and

	2.7.2	a fraction of a share shall not entitle a Member to a vote in respect thereof.

2.8	Otherwise than as set out in Article 2.14 and subject to the provisions of the Law, the Company may from time to time:

	2.8.1	issue; or

	2.8.2	convert any existing non-redeemable shares (whether issued or not) into,

shares which are to be redeemed or are liable to be redeemed at the option of the Company or at the option of the Holder thereof and on such terms and in such manner as may be determined by Special Resolution.

2.9

Subject to the provisions of the Law, the Company may purchase its own shares of any class (including redeemable shares) and in relation thereto, neither the Company nor the Directors shall be required to select the shares to be purchased rateably or in any other particular manner as between the holders of shares of the same class or as between them and the holders of shares of any other class or in accordance with the rights as to dividends or capital conferred by any class of shares.

2.10

Subject to the provisions of these Articles, the unissued shares for the time being in the capital of the Company shall be at the disposal of the Directors who may allot, grant options over or otherwise dispose of them to such Persons at such times and generally on such terms and conditions as they think fit. Securities, contracts, warrants or other instruments evidencing any Preferred or Ordinary Shares, option rights, securities having conversion or option rights or obligations may also be issued by the Directors without the approval of the Members or entered into by the Company upon a resolution of the Directors to that effect on such terms, conditions and other provisions as are fixed by the Directors including, without limitation, conditions that preclude or limit any person owning or offering to acquire a specified number or percentage of the shares of the Company in issue, other shares, option rights, securities having conversion or option rights, or obligations of the Company or the transferee of such person from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights or obligations.

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2.11

The Directors may allot and issue shares in the Company to any person without any obligation to offer such shares to the Members (whether in proportion to the existing shares held by them or otherwise).

2.12

The Company may pay commissions as permitted by the Law. Subject to the provisions of the Law, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

2.13

Except as otherwise provided by these Articles or by law, no Person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise any equitable, contingent, future or partial interest in any share or any interest in any fraction of a share or any other right in respect of any share except an absolute right to the entirety thereof in the Holder.

2.14

Notwithstanding any other provision of these Articles, and subject to the provisions of the Law, where the Company wishes to purchase its own shares the Directors shall have the authority to instead elect to convert any or all of those shares into redeemable shares that shall be redeemed by the Company upon such terms and conditions as the Directors may decide at the relevant time. The Directors may convert, and the Company may redeem, any relevant shares in accordance with this Article as they in their absolute discretion decide and there shall be no obligation on the Directors or the Company to offer to convert and redeem any other shares held by any other Members and no Member shall have any rights to require their shares to be considered for conversion and redemption.

2.15	Subject to the provisions of the Law, the Company may hold as treasury shares any shares purchased or redeemed by it.

3.	STATED CAPITAL ACCOUNTS

3.1	The Company shall maintain a stated capital account in accordance with the Law for each class of issued share. A stated capital account may be expressed in any currency.

3.2	Subject to the requirements of the Law, and except as provided in Article 3.3, there shall be transferred to the stated capital account for each class of share:

	3.2.1	the amount of cash received by the Company for the issue of shares of that class;

	3.2.2	the value, as determined by the Directors, of the "cause" received by the Company, otherwise than in cash, for the issue of shares of that class; and

	3.2.3	every other amount which is from time to time required by the Law to be transferred to a stated capital account.

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3.3

Where the Law permits the Company to refrain from transferring any amount to a stated capital account, that amount need not be so transferred; but the Directors may if they think fit nevertheless cause all or any part of such amount to be transferred to the relevant stated capital account.

3.4	The Company may acting by the Directors transfer an amount to a stated capital account of the Company from any other account of the Company.

3.5

Where, for the purposes of Article 3.2.2, the Directors are to determine the value of any "cause" received by the Company they may rely on such indicator or indicators of value as appear to them to be reasonable and practicable in the circumstances.

4.	ALTERATION OF SHARE CAPITAL

4.1

The Company may by Special Resolution alter its Memorandum of Association so as to increase or reduce the number of shares which it is authorised to issue or consolidate or divide all or any part of its shares (whether issued or not) into fewer shares and may generally make such other alteration to its share capital as is from time to time permitted by the Law.

4.2	Any new shares created on an increase or other alteration of share capital shall be issued upon such terms and conditions as the Company may by Ordinary Resolution determine.

4.3

Any capital raised by the creation of new shares shall, unless otherwise provided by the conditions of issue of the new shares, be considered as part of the original capital and the new shares shall be subject to the provisions of these Articles with reference to the payment of calls, transfer and transmission of shares, lien or otherwise applicable to the existing shares in the Company.

4.4	The Company may reduce its capital accounts in any way permitted by the Law.

5.	VARIATION OF RIGHTS

5.1

Whenever the capital of the Company is divided into different classes of shares, the special rights attached to any class may (unless otherwise provided by the terms of issue of the shares of that class) be varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding up with the sanction of an Ordinary Resolution passed at a separate meeting of the Holders of shares of that class.

5.2

To every such separate meeting, all the provisions of these Articles and of the Law relating to general meetings of the Company or to the proceedings thereat shall apply mutatis mutandis except that the necessary quorum shall be a Person or Persons together holding or representing a majority in number of the issued shares of that class but so that if at any adjourned meeting of such Holders a quorum as above defined is not Present, those Holders who are Present shall be a quorum.

5.3

The special rights conferred upon the Holders of any shares or class of shares issued with preferred, deferred or other special rights shall (unless otherwise expressly provided by the conditions of issue of such shares) be deemed not to be varied by the creation or issue of further shares ranking ahead, after or pari passu therewith. The rights conferred upon the Holders of Ordinary Shares shall be deemed not to be varied by the creation or issue of any Preferred Shares or any other class of preferred or preference share with such special rights attaching to them as may be set out in a Statement of Rights or other terms of issue or the redemption or conversion of Preferred Shares of any class or preferred or preference shares of any class in accordance with the applicable Statement of Rights or other terms of issue. The rights conferred upon the Holders of Ordinary Shares shall be deemed not to be varied by the conversion and redemption of Ordinary Shares in accordance with Article 2.14 or any purchase or redemption by the Company of its own shares.

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6.	REGISTER OF MEMBERS

6.1

The Directors shall maintain or cause to be maintained a Register in the manner required by the Law. The Register shall be kept at the Office or at such other place in the Island of Jersey as the Directors from time to time determine. In each year, the Directors shall prepare or cause to be prepared and filed an annual return containing the particulars required by the Law.

6.2	The Company shall not be required to enter the names of more than four joint Holders in the Register.

7.	SHARE CERTIFICATES

7.1	Every Member may request on application to the Company in Writing:

7.1.1

without payment upon becoming the Holder of any shares to one certificate for all the shares of each class held by them and upon transferring a part only of the shares comprised in a certificate to a new certificate for the remainder of the shares so comprised; or

	7.1.2	upon payment of such reasonable sum for each certificate as the Directors shall from time to time determine to several certificates each for one or more of their shares of any class.

7.2

Following an application to the Company in Writing by the Member pursuant to Article 7.1, the Company, in its sole and absolute discretion, may issue and execute a certificate within two Months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide). A certificate may be executed:

	7.2.1	if the Company has a Seal, by causing a Seal of the Company to be affixed to the certificate in accordance with these Articles; or

7.2.2

whether or not the Company has a Seal, by the signature on behalf of the Company of two Directors or one Director and the Secretary or two authorised persons and such signature may be affixed to any certificate by facsimile or any other electronic or mechanical means, or by printing the signature on it.

Every certificate shall further specify the shares to which it relates and the amount Paid Up thereon and if so required by the Law the distinguishing numbers of such shares.

7.3

The Company shall not be bound to issue more than one certificate in respect of a share held jointly by several Persons and delivery of a certificate for a share to one of several joint Holders shall be sufficient delivery to all such Holders.

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7.4

If a share certificate shall be worn out, defaced, lost or destroyed, a duplicate certificate may be issued on payment of such reasonable fee and on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in relation thereto as the Directors think fit.

8.	LIEN

8.1

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies (whether presently payable or not) called or payable at a fixed time in respect of that share. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable thereon or in respect thereof. The Directors may resolve that any share shall for such period as they think fit be exempt from the provisions of this Article.

8.2

The Company may sell in such manner as the Directors think fit any shares on which the Company has a lien but no sale shall be made unless the monies in respect of which such lien exists or some part thereof are or is presently payable nor until 14 Clear Days have expired after a Notice stating and demanding payment of the monies presently payable and giving Notice of intention to sell in default shall have been served on the Holder for the time being of the shares or the Person entitled thereto by reason of the death, bankruptcy or incapacity of such Holder.

8.3

To give effect to any such sale, the Directors may authorise some Person to execute an instrument of transfer of the shares sold to the purchaser thereof. The purchaser shall be registered as the Holder of the shares so transferred and they shall not be bound to see to the application of the purchase money, nor shall their title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

8.4

The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debt or liability in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the shares prior to the sale) be paid to the Person entitled to the shares at the time of the sale.

9.	CALLS ON SHARES

9.1

The Directors may, subject to the provisions of these Articles and to any conditions of allotment from time to time, make calls upon the Members in respect of any monies unpaid on their shares and each Member shall (subject to being given at least 14 Clear Days’ Notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on their shares.

9.2	A call may be required to be paid by instalments.

9.3	A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or in part and payment of a call may be postponed in whole or in part.

9.4	A Person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

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9.5	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

9.6	The joint Holders of a share shall be jointly and severally liable to pay all calls and all other payments to be made in respect of such share.

9.7

If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due may be required to pay interest on the sum from the day appointed for payment thereof to the time of actual payment at a rate determined by the Directors, but the Directors shall be at liberty to waive payment of such interest wholly or in part.

9.8

Any sum which by or pursuant to the terms of issue of a share becomes payable upon allotment or at any fixed date shall for the purposes of these Articles be deemed to be a call duly made and payable on the date on which by or pursuant to the terms of issue the same becomes payable, and in case of non-payment, all the relevant provisions of these Articles as to payment of interest, forfeiture, surrender or otherwise shall apply as if such sum had become due and payable by virtue of a call duly made and notified.

9.9	The Directors may on the issue of shares differentiate between the Holders as to the amount of calls to be paid and the times of payment.

9.10

The Directors may, if they think fit, receive from any Member an advance of monies which have not yet been called on their shares or which have not yet fallen due for payment. Such advance payments shall, to their extent, extinguish the liability in respect of which they are paid. The Company may pay interest on any such advance, at such rate as the Directors think fit, for the period covering the date of payment to the date (the “Due Date”) when the monies would have been due had they not been paid in advance. For the purposes of entitlement to dividends, monies paid in advance of a call or instalment shall not be treated as paid until the Due Date.

10.	FORFEITURE OF SHARES

10.1

If a Member fails to pay any call or instalment of a call on or before the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a Notice on them requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued and any costs, charges and expenses which may have been incurred by the Company by reason of such non-payment.

10.2

The Notice shall name a further day (not earlier than the expiration of 14 Clear Days from the date of service of such Notice) on or before which the payment required by the Notice is to be made and the place where payment is to be made and shall state that in the event of non-payment at or before the time appointed and at the place appointed, the shares in respect of which the call was made will be liable to be forfeited.

10.3

If the requirements of any such Notice as aforesaid are not complied with any share in respect of which such Notice has been given may, at any time thereafter before payment of all calls and interest due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect and such forfeiture shall include all dividends which shall have been declared on the forfeited shares and not actually paid before the forfeiture.

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10.4

When any share has been forfeited in accordance with these Articles, Notice of the forfeiture shall forthwith be given to the Holder of the share or the Person entitled to the share by transmission as the case may be and an entry of such Notice having been given and of the forfeiture with the date thereof shall forthwith be made in the Register opposite to the entry of the share, but no forfeiture shall be invalidated in any manner by any omission or neglect to give such Notice or to make such entry as aforesaid.

10.5

The Directors may, at any time after serving a Notice in accordance with Article 10.1, accept from the Member concerned the surrender of such shares as are the subject of the Notice, without the need otherwise to comply with the provisions of Articles 10.1 to 10.4. Any such shares shall be surrendered immediately and irrevocably upon the Member delivering to the Company the share certificate for the shares and such surrender shall also constitute a surrender of all dividends declared on the surrendered shares but not actually paid before the surrender. The Company shall, upon such surrender forthwith, make an entry in the Register of the surrender of the share with the date thereof, but no surrender shall be invalidated in any manner by any omission or neglect to make such entry as aforesaid.

10.6

A forfeited or surrendered share shall become the property of the Company and may be sold, re- allotted or otherwise disposed of either to the Person who was before forfeiture or surrender the Holder thereof or entitled thereto or to any other Person upon such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or other disposition, the forfeiture or surrender may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited or surrendered share is to be transferred to any Person, the Directors may authorise some Person to execute an instrument of transfer of the share to that Person.

10.7

A Member whose shares have been forfeited or surrendered shall cease to be a Member in respect of the forfeited or surrendered shares and shall (if they have not done so already) surrender to the Company for cancellation the certificate for the shares forfeited or surrendered. Notwithstanding the forfeiture or the surrender, such Member shall remain liable to pay to the Company all monies which at the date of forfeiture or surrender were presently payable by them in respect of those shares with interest thereon at the rate at which interest was payable before the forfeiture or surrender or at such rate as the Directors may determine from the date of forfeiture or surrender until payment, provided that the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or surrender or for any consideration received on their disposal.

10.8

A declaration under oath by a Director or the Secretary (or by an Officer of a corporate Secretary) that a share has been duly forfeited or surrendered on a specified date shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the share. The declaration and the receipt of the Company for the consideration (if any) given for the share on the sale re- allotment or disposal thereof together with the certificate for the share delivered to a purchaser or allottee thereof shall (subject to the execution of an instrument of transfer if the same be so required) constitute good title to the share. The Person to whom the share is sold, re-allotted or disposed of shall be registered as the Holder of the share and shall not be bound to see to the application of the consideration (if any), nor shall their title to the share be affected by any irregularity in or invalidity of the proceedings in respect of the forfeiture, surrender, sale, re-allotment or disposal of the share.

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11.	TRANSFER OF SHARES

11.1	Save as otherwise permitted under the provisions of the Law, all transfers of shares shall be effected using an instrument of transfer.

11.2	Save as otherwise permitted under the provisions of the Law, the instrument of transfer of any share shall be in Writing in any usual common form or any form approved by the Directors.

11.3

The instrument of transfer of any share shall be Signed by or on behalf of the transferor and in the case of an unpaid or partly paid share by the transferee. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered in the Register in respect thereof.

11.4	The Directors may in their absolute discretion and without assigning any reason therefor:

11.4.1	refuse to register any transfer of partly paid shares or any transfer of shares on which the Company has a lien; and

11.4.2	refuse to register any transfer if such transfer is:

(a)

of shares that were not registered under U.S. securities laws and such transfer is being made pursuant to an exemption from registration under U.S. securities laws unless the transferor provides evidence satisfactory to the Directors that such transfer satisfies the terms of such exemption; or

(b)	prohibited by the terms of any contract or undertaking to which the transferor is a party of which the Company is aware,

but shall not otherwise refuse to register a transfer of shares made in accordance with these Articles.

11.5	The Directors may also refuse to register the transfer of a share unless the instrument of transfer:

11.5.1

is lodged at the Office or at such other place as the Directors may appoint, accompanied by the certificate for the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

11.5.2	is in respect of only one class of shares; and

11.5.3	is in favour of not more than four transferees.

11.6

If the Directors refuse to register a transfer of a share, they shall within two Months after the date on which the instrument of transfer was lodged with the Company send to the proposed transferor and transferee Notice of the refusal.

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11.7

All instruments of transfer relating to transfers of shares which are registered shall be retained by the Company but any instrument of transfer relating to transfers of shares which the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

11.8	The registration of transfers of shares or of transfers of any class of shares may not be suspended.

11.9

Unless otherwise decided by the Directors in their sole discretion, no fee shall be charged in respect of the registration of any instrument of transfer or other document relating to or affecting the title to any share.

11.10

In respect of any allotment of any share, the Directors shall have the same right to decline to approve the registration of any renouncee of any allottee as if the application to allot and the renunciation were a transfer of a share under these Articles.

12.	TRANSMISSION OF SHARES

12.1

In the case of the death of a Member, the survivor or survivors where the deceased was a joint Holder and the executors or administrators of the deceased where they were a sole or only surviving Holder shall be the only Persons recognised by the Company as having any title to their interest in the shares, but nothing in this Article 12.1 shall release the estate of a deceased joint Holder from any liability in respect of any share which had been jointly held by him.

12.2

Any Person becoming entitled to a share in consequence of the death, bankruptcy or incapacity of a Member may, upon such evidence as to their title being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered themself as the Holder of the share or to have some Person nominated by them registered as the Holder thereof.

12.3

If the Person so becoming entitled shall elect to be registered themselves, they shall deliver or send to the Company a Notice Signed by them stating that they so elect. If they shall elect to have another Person registered, they shall testify their election by an instrument of transfer of the share in favour of that Person. All the limitations restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such Notice or instrument of transfer as aforesaid as if it were an instrument of transfer executed by the Member and the death, bankruptcy or incapacity of the Member had not occurred.

12.4

A Person becoming entitled to a share by reason of the death, bankruptcy or incapacity of a Member shall be entitled to the same dividends and other advantages to which they would be entitled if they were the Holder of the share, except that they shall not before being registered as the Holder of the share be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided always that the Directors may at any time give Notice requiring any such Person to elect either to be registered themself or to transfer the share, and if the Notice is not complied with within one Month, such Person shall be deemed to have so elected to be registered themself and all the restrictions on the transfer and transmission of shares contained in these Articles shall apply to such election.

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13.	GENERAL MEETINGS

13.1

Unless all of the Members agree in Writing to dispense with the holding of Annual General Meetings and any such agreement remains valid in accordance with the Law, the Company shall in each calendar year hold a general meeting as its Annual General Meeting at such time and place as may be determined by the Directors, provided that so long as the Company holds its first Annual General Meeting within 18 Months of its incorporation in Jersey, it need not hold it in the year of its incorporation in Jersey or in the following year.

13.2	The above-mentioned general meeting shall be called the “Annual General Meeting”. All other general meetings shall be called “Extraordinary General Meetings”.

13.3	The Directors may whenever they think fit, and upon a requisition of Members made in accordance with the Law the Directors shall, convene an Extraordinary General Meeting of the Company.

13.4

At any Extraordinary General Meeting called, pursuant to a requisition unless such meeting is called by the Directors, no business other than that stated in the requisition as the objects of the meeting shall be transacted.

14.	CLASS MEETINGS

Save as otherwise provided in these Articles or in any Statement of Rights, all the provisions of these Articles and of the Law relating to general meetings of the Company and to the proceedings thereat shall apply mutatis mutandis to every class meeting. A Director who is entitled to receive Notice of general meetings of the Company in accordance with Article 15.4 shall also be entitled, unless they have notified the Secretary in Writing of their contrary desire, to receive Notice of all class meetings. Subject to the provisions of these Articles and any Statement of Rights, at any class meeting the Holders of shares of the relevant class shall on a poll have one vote in respect of each share of that class held by them.

15.	NOTICE OF GENERAL MEETINGS

15.1

At least 14 Clear Days’ Notice shall be given of every general meeting (other than an adjourned meeting), including, without limitation, every general meeting called for the passing of a Special Resolution.

15.2	A meeting of the Company shall, notwithstanding that it is called by shorter Notice than that specified in Article 15.1, be deemed to have been duly called if it is so agreed:

15.2.1	in the case of an Annual General Meeting, by all the Members entitled to attend and vote thereat; and

15.2.2

in the case of any other meeting, by a majority in number of the Members having a right to attend and vote at the meeting being a majority together holding not less than the minimum percentage of voting rights prescribed by the Law.

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15.3

Every Notice of a general meeting shall specify the place, the day and the time of the meeting and the general nature of the business to be transacted and, in the case of an Annual General Meeting, shall specify the meeting as such.

15.4

Subject to the provisions of these Articles and to any restrictions imposed on any shares, Notice of every general meeting shall be given to all the Members, to all Persons entitled to a share in consequence of the death, bankruptcy or incapacity of a Member, to the Auditors (if any) and to every Director who has notified the Secretary in Writing of their desire to receive Notice of general meetings.

15.5

In every Notice calling a meeting of the Company, there shall appear with reasonable prominence a statement that a Member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of them and that a proxy need not also be a Member.

15.6	The accidental omission to give Notice of a meeting to or the non-receipt of Notice of a meeting by any Person entitled to receive Notice shall not invalidate the proceedings at that meeting.

16.	PROCEEDINGS AT GENERAL MEETINGS

16.1

The business of an Annual General Meeting shall be to receive and consider the accounts of the Company and the reports of the Directors and Auditors (if any), to elect Directors (if proposed), to elect (or ratify the appointment of) Auditors (if proposed), to sanction a dividend if thought fit so to do and to transact any other business of which Notice has been given by the Directors.

16.2

No business shall be transacted at any general meeting except the adjournment of the meeting unless a quorum of Members is Present at the time when the meeting proceeds to business. Such quorum shall consist of one or more Members Present who hold or represent shares conferring not less than a majority of the total voting rights of all the Members entitled to vote at the general meeting, provided that where the Company has more than one Member, if only one Member is Present at a meeting in order for the meeting to be quorate, the chairperson of the meeting must be a person other than the Member Present, and provided that if at any time all of the issued shares in the Company are held by one Member, such quorum shall consist of that Member Present.

16.3

If a Member is by any means in communication with one or more other Members so that each Member participating in the communication can hear what is said by any other of them, each Member so participating in the communication is deemed to be Present at a meeting with the other Members so participating notwithstanding that all the Members so participating are not Present together in the same place. A meeting at which any or all of the Members participate as aforesaid shall be deemed to be a general meeting of the Company for the purposes of these Articles notwithstanding any other provisions of these Articles and all of the provisions of these Articles and of the Law relating to general meetings of the Company and to the proceedings thereat shall apply mutatis mutandis to every such meeting.

16.4

If within 30 minutes from the time appointed for the meeting a quorum is not Present or if during the meeting a quorum ceases to be Present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as the Directors shall determine and if at such adjourned meeting a quorum is not Present within 30 minutes from the time appointed for the holding of the meeting, those Members Present shall constitute a quorum.

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16.5	The Directors shall select any Director or Person willing to act to preside as chair at each general meeting

16.6

If no chair has been selected in accordance with Article 16.5, or if at any general meeting the chair is not Present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Directors shall preside as chair, failing which the Members Present shall choose any Person Present to be chair of that meeting

16.7

The chair may, without the consent of any meeting at which a quorum is Present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 30 days or more, Notice of the adjourned meeting shall be given as in the case of the original meeting. Save as aforesaid, it shall not be necessary to give any Notice of any adjourned meeting or of the business to be transacted at an adjourned meeting.

16.8

At any general meeting, a resolution put to the vote of the meeting shall be decided in the first instance on a show of hands unless before or on the declaration of the result of the show of hands a poll is demanded.

16.9	Subject to the provisions of the Law, a poll may be demanded:

16.9.1	by the chair;

16.9.2	by at least two Members having the right to vote on the resolution; or

16.9.3	by a Member or Members representing not less than one tenth of the total voting rights of all the Members having the right to vote on the resolution.

16.10

Unless a poll is duly demanded, a declaration by the chair that a resolution has on a show of hands been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour or against such resolution.

16.11

If a poll is duly demanded, it shall be taken at such time and in such manner as the chair directs and the results of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

16.12	In the event of an equality of votes at any general meeting, the chair shall not be entitled to a second or casting vote.

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16.13

A poll demanded on the election of the chair or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or on such day and at such time and place as the chair directs not being more than 21 days after the poll is demanded.

16.14	A demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.

16.15	Subject to Article 16.16, the Members may not pass Ordinary or Special Resolutions in Writing and any written resolutions of the Members shall be void and of no effect.

16.16

At any time the Principal Shareholder has the power to cast, directly or indirectly, at least 40% of the votes on any resolution proposed by the Company, anything which may be done at a general meeting of the Company (save for the passing of a resolution removing the Auditors) may be done by a resolution in Writing passed by a specified majority of the Members who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a general meeting. A resolution in Writing pursuant to this Article 16.16 shall be deemed to be passed when the specified majority of the Members has, in accordance with the Law and Article 16.17, signified agreement to the resolution. The Directors may determine the date by which such resolution in Writing must be passed if it is not to lapse. For the purposes of this Article 16.16, “specified majority” means the same majority of Members that would be required to vote in favour of the resolution in order for it to be passed at a duly convened and held general meeting at which:

16.16.1	all Members entitled to vote thereon were Present and voting; and

16.16.2	voting was taken on the basis of a poll.

16.17

A resolution in Writing may consist of several instruments in the same form, each Signed by or on behalf of one or more Members. A resolution in Writing may be sent or submitted to Members in hard copy or electronic form or in such other manner as the Directors may resolve. A Member signifies its agreement to a resolution in Writing when the Company receives from the Member (or from someone acting on the Member’s behalf) a document (sent or submitted in hard copy or electronic form or in such other manner as the Directors may resolve) which identifies the resolution to which it relates and indicates agreement to the resolution. A Member’s agreement to a resolution in Writing, once signified, may not be revoked.

17.	VOTES OF MEMBERS

17.1

Subject to any special rights restrictions or prohibitions as regards voting for the time being attached to any shares as may be specified in the terms of issue thereof, any Statement of Rights or these Articles:

17.1.1	on a show of hands, every Member Present including by proxy shall have one vote; and

17.1.2	on a poll, every Member Present (including by proxy) shall have one vote for each share of which they are the Holder.

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17.2

In determining the number of votes cast for or against a proposal or a nominee, shares abstaining from voting on any resolution and votes by a broker that have not been directed by the beneficial owner to vote on any resolution in any particular manner will be counted for purposes of determining a quorum but not for purposes of determining the number of votes cast.

17.3

In the case of joint Holders of any share, such Persons shall not have the right of voting individually in respect of such share but shall elect one of their number to represent them and to vote whether personally or by proxy in their name. In default of such election, the Person whose name appears first in order in the Register in respect of such share shall be the only Person entitled to vote in respect thereof.

17.4

A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Island of Jersey or elsewhere) in matters concerning legal incapacity or interdiction may vote, whether on a show of hands or a poll, by their attorney, curator, receiver or other Person authorised in that behalf appointed by that court and any such attorney, curator, receiver or other Person may vote by proxy. Evidence to the satisfaction of the Directors of the authority of such attorney, curator, receiver or other Person may be required by the Directors prior to any vote being exercised by such attorney, curator, receiver or other Person.

17.5

No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by them in respect of shares in the Company of which they are the Holder or one of the joint Holders have been paid.

17.6

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chair of the meeting whose decision shall be final and conclusive.

17.7	On a poll votes may be given either personally or by proxy.

17.8

The Directors may, at the expense of the Company, send by post or otherwise to the Members instruments of proxy (with or without provision for their return prepaid) for use at any general meeting or at any separate meeting of the Holders of any class of shares of the Company either in blank or nominating in the alternative any one or more of the Directors or any other Persons. If, for the purpose of any meeting, invitations to appoint as proxy a Person or one or more of a number of Persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the Members entitled to be sent a Notice of the meeting and to vote thereat by proxy.

17.9

The instrument appointing a proxy shall be in Writing in any common form or as approved by the Directors and shall be executed or authenticated by the appointor in any manner as the Directors may approve or be Signed by the appointor or by their attorney or agent duly authorised in Writing or if the appointor is a corporation either under seal or Signed by a duly authorised officer, attorney or other representative. A proxy need not be a Member.

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17.10	The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is Signed or a notarially certified copy of that power or authority shall:

17.10.1

be deposited at such place and by such time as is specified for that purpose by the Notice convening the meeting at which the Person named in the instrument proposes to vote or at such place and by such time as may be specified in relation to an adjourned meeting;

17.10.2

in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for taking the poll; or

17.10.3

where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chair or the Secretary or to any Director.

An instrument of proxy which is not deposited in the manner so required shall be valid only if it is approved by the Directors or all the other Members who are Present at the meeting.

17.11	Unless the contrary is stated thereon, the instrument appointing a proxy shall be as valid as well for any adjournment of the meeting as for the meeting to which it relates.

17.12

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no Notice in Writing of such death, insanity or revocation shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which such vote is cast.

17.13

Notwithstanding any other provision of these Articles, the Directors may utilise, or approve the utilisation of, any telephone or internet-based systems or any other electronic systems as they in their absolute discretion may think fit with respect to the appointment of proxies and/or the receipt of proxy forms and/or receipt of, or processing of, voting instructions for use at any Annual General Meetings or Extraordinary General Meetings.

18.	CORPORATE MEMBERS

18.1

Any body corporate which is a Member may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of Members (or of any class of Members) and the Person so authorised shall be entitled to exercise on behalf of the body corporate which they represent the same powers as that body corporate could exercise if it were an individual.

18.2

Where a Person is authorised to represent a body corporate at a general meeting of the Company, the Directors or the chair of the meeting may require them to produce a certified copy of the resolution from which they derive their authority.

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19.	DIRECTORS

19.1

Subject to the terms of the Shareholders’ Agreement, the Directors shall determine the maximum and minimum number of Directors and unless and until otherwise so determined, and subject to the provisions of the Law, the minimum number of Directors shall be two.

19.2

A Director need not be a Member but, provided they have notified the Secretary in Writing of their desire to receive Notice of general meetings in accordance with Article 15.4, they shall be entitled to receive Notice of any general meeting and, subject to Article 14, all separate meetings of the Holders of any class of shares in the Company. Whether or not a Director is entitled to receive such Notice, they may nevertheless attend and speak at any such meeting.

20.	BOARD CLASSIFICATION

20.1

Immediately following the date of adoption of these Articles, the Board of Directors shall consist of 7 members (the “Initial Directors”), who shall be appointed by resolution of the Board of Directors.

20.2

Following the Closing, the Initial Directors shall be divided into three classes of Directors, designated as “Class I”, “Class II” and “Class III”, respectively (each a “Class”). Subject to the Shareholders’ Agreement, each class shall consist, as nearly as possible, of one-third of the total number of such directors.

20.3

Subject to the rights granted to the holders of any one or more series of Preferred Shares then outstanding and any rights granted to the Principal Shareholder pursuant to the Shareholders’ Agreement, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification or other cause) shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the shareholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

20.4

During any period when the Holders of any series of Preferred Shares, voting separately as a series or together with one or more series, have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Company shall automatically be increased by such specified number of Directors, and the Holders of such Preferred Shares shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Shares having such right to elect additional Directors are divested of such right pursuant to the provisions of such shares, the terms of office of all such additional Directors elected by the Holders of such shares, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Company shall be reduced accordingly.

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21.	ALTERNATE DIRECTORS

21.1

Any Director (other than an alternate Director) may at their sole discretion and at any time and from time to time appoint any other Director or any other Person (other than one disqualified or ineligible by law to act as a director of a company) as an alternate Director to attend and vote in their place at any meetings of Directors at which they are not personally present. Each Director shall be at liberty to appoint under this Article 21.1 more than one alternate Director provided that only one such alternate Director may at any one time act on behalf of the Director by whom they have been appointed.

21.2

An alternate Director while they hold office as such shall be entitled to receive Notice (which need not be in Writing) of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member and to attend and to exercise all the rights and privileges of their appointor at all such meetings at which their appointor is not personally present and generally to perform all the functions of their appointor as a Director in their absence.

21.3

An alternate Director shall ipso facto vacate office if and when their appointment expires or the Director who appointed them ceases to be a Director of the Company or removes the alternate Director from office by Notice under their hand served upon the Company.

21.4

An alternate Director shall be entitled to be paid all travelling and other expenses reasonably incurred by them in attending meetings. The remuneration (if any) of an alternate Director shall be payable out of the remuneration payable to the Director appointing them as may be agreed between the alternate Director and the Director appointing them.

21.5

Where a Director acts as an alternate Director for another Director they shall be entitled to vote on behalf of such other Director as well as on their own account, but no Director shall at any meeting be entitled to act as alternate Director for more than one Director.

21.6	A Director who is also appointed an alternate Director shall be considered as two Directors for the purpose of making a quorum of Directors when such quorum shall exceed two.

22.	POWERS OF DIRECTORS

22.1

The business of the Company shall be managed by the Directors who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not by the Law or these Articles required to be exercised by the Company in a general meeting.

22.2

The Directors’ powers shall be subject to the provisions of these Articles, to the provisions of the Law and to such regulations (being not inconsistent with the aforesaid regulations or provisions) as may be prescribed by the Company in a general meeting pursuant to a Special Resolution but no regulations made by the Company in a general meeting shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made.

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22.3

The Directors may by power of attorney, mandate or otherwise appoint any Person to be the agent of the Company for such purposes and on such conditions as they determine including authority for the agent to delegate all or any of their powers.

23.	DELEGATION OF DIRECTORS’ POWERS

23.1

The Directors may delegate any of their powers to committees consisting of such Director or Directors or such other Persons as they think fit. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

23.2

The meetings and proceedings of any such committee consisting of two or more Persons shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations made by the Directors under this Article.

24.	APPOINTMENT OF DIRECTORS

24.1

Subject to the provisions of the Shareholders’ Agreement and Articles 19.1, 25 and 31.9 only, the Directors shall have power at any time and from time to time to appoint any person to be a Director as an addition to the existing Directors and vacancies on the Board of Directors resulting from death, disability, resignation, removal or otherwise, and newly created directorships resulting from any increase in the number of Directors may be filled solely by a majority of the Directors then in office. The requirements set forth in Articles 24.3 through 24.9 (inclusive) shall not apply to the designation of director nominees, or notices related thereto, pursuant to the Shareholders’ Agreement.

24.2

Where the number of persons validly proposed for election or re-election as a Director is greater than the number of Directors to be elected, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors and an absolute majority of the votes cast shall not be a pre-requisite to the election of such Directors.

24.3

No more than 120 and at least 90 Clear Days’ Notice expiring on the anniversary of the preceding annual general meeting of the Company and containing the information set out in Article 24.5 shall be given to the Company of the intention of any Member or Members holding at least 10% of the total voting rights of the Members who have the right to vote at general meetings to propose any person for election to the office of Director at the Annual General Meeting in that year provided that in the event that the date of any such meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date or if no Annual General Meeting was held in the preceding year (other than in connection with its first Annual General Meeting), such notice must be received by the Company no earlier than 120 Clear Days prior to any meeting and no later than the later of 90 Clear Days prior to the date of the meeting or the 10th day following the day on which Public Announcement of the date of the meeting was first made by the Company.

24.4

In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of Notice as described in Article 24.3 above.

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24.5

Notice to the Company from any relevant Member or Members sent pursuant to Article 24.3 shall set forth each person whom the Member or Members propose to nominate for election or re-election as a Director and all information relating to such person that would be required to be disclosed in solicitations of proxies for election of Directors, or would otherwise be required, in each case pursuant to Regulation 14A under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), if Regulation 14A under the Exchange Act applied to the Company (including such person’s notarized written consent to being named in the proxy statement as a nominee and to serving a full term as a Director if elected). In addition, the notice shall set forth a reasonably detailed description of any direct or indirect compensatory, payment or other financial agreement, arrangement or understanding (whether written or oral) that such person has with any other person or entity other than the Company (a “Third-Party Compensation Agreement”), including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Company. For notices sent pursuant to Article 24.3, such notice shall set forth as to the Member giving the notice and (where applicable) the beneficial owner of any shares, on whose behalf the proposal is made and in respect of which the relevant Member holds legal title to such shares:

24.5.1	the name and address of such Member (as they appear on the Company’s books) and any such beneficial owner;

24.5.2	for each class or series, the number of shares in the share capital of the Company that are held of record or are beneficially owned by such Member and by any such beneficial owner;

24.5.3

a complete and accurate description of any current or prior agreement, arrangement or understanding, and any other material relationship, between or among such Member, any such beneficial owner, any of their respective affiliates or associates within the meaning of Rule 12b-2 under the Exchange Act or others acting in concert therewith, on the one hand, and each proposed nominee, his or her affiliates or associates or others acting in concert therewith, on the other hand;

24.5.4

a complete and accurate description of any current or prior agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Member or any such beneficial owner or any such nominee with respect to the Company’s securities;

24.5.5

a representation that the Member is a holder of record of shares in the share capital of the Company entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

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24.5.6

a representation as to whether such Member or any such beneficial owner intends or is part of a group that intends to: (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding share capital required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from Holders in support of such proposal or nomination;

24.5.7

a certification regarding whether each Member has complied with all applicable legal requirements in connection with its acquisition of shares or other securities of the Company and such Member’s acts or omissions as a Member of the Company;

24.5.8

the names and addresses of other Members (including beneficial owners) known by any of the Holder or Shareholder Associated Person to support such proposal or nomination or nominations, and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other Member(s) or other beneficial owner(s);

24.5.9	the Member’s representation as to the accuracy of the information set forth in the notice;

24.5.10

any other information relating to such Member, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

24.5.11	such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for Member action.

24.6

The information required under the preceding Article 24.5 shall be updated and supplemented if necessary by such Member and any such beneficial owner so that the information shall be true and correct as of the record date and as of the date that is 10 Business Days prior to the annual general meeting or any adjournment, recess, rescheduling or postponement thereof and not later than seven Business Days prior to the date for the general meeting, if practicable (or, if not practicable, on the first practicable date prior to the meeting), or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof).

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24.7

To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Company, in accordance with the applicable time periods prescribed for delivery of notice under Article 24.3, (i) a completed D&O questionnaire (in the form provided by the Secretary of the Company at the request of the nominating Member) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company, to serve as an independent director of the Company or to serve as an audit committee financial expert, (ii) a written representation that, unless previously disclosed to the Company, the nominee is not and will not become a party to any voting agreement, arrangement or understanding (whether written or oral) with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with their fiduciary duties under applicable law, (iii) a written representation and agreement that, unless previously disclosed to the Company pursuant to Article 24.5, the nominee is not and will not become a party to any Third-Party Compensation Agreement, (iv) a written representation and agreement that, if elected as Director of the Company, they intend to serve for a full term on the Board and (v) a written representation that, if elected as a Director, such nominee would be in compliance and will continue to comply with all applicable laws and rules of the Stock Exchange on which the Company’s shares are listed and the corporate governance guidelines, conflict of interest, confidentiality and share ownership and trading policies and other guidelines of the Company duly adopted by the Board. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Company the information that is required to be set forth in a Member’s notice of nomination that pertains to the nominee.

24.8

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Company the information that is required to be set forth in a Member’s Notice set out in Article 24.5 that pertains to the nominee. No person shall be eligible to be nominated by a Member to serve as a Director unless nominated in accordance with the procedures set forth in this Article 24. The chair of the annual general meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed hereby, and if they should so determine, they shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions, unless otherwise required by the Law, if the Member (or a qualified representative of the Member) does not appear at any such meeting of the Company to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Article 24.8, to be considered a qualified representative of the Member, a person must be a duly authorised officer, manager or partner of such Member or must be authorised in Writing by such Member or an electronic transmission delivered by such Member to act for such Member as proxy at the meeting of Members and such person must produce such Writing or electronic transmission, or a reliable reproduction of the Writing or electronic transmission, at the meeting.

24.9

Without limiting the foregoing provisions, a Member shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Article 24, provided that any references in these Articles to the Exchange Act or such rules and regulations are not intended to and shall not limit any requirements applicable to nominations pursuant to this Article 24, and compliance with this Article 24 shall be the exclusive means for a Member to make nominations.

24.10	The Company shall keep or cause to be kept a register of particulars with regard to its Directors in the manner required by the Law.

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25.	RETIREMENT OF DIRECTORS

25.1

At the first Annual General Meeting of the Company following Closing, each Director in Class I shall retire from office but shall be eligible for re-appointment by Ordinary Resolution of the Company at such Annual General Meeting and, in each case, where such Director is so re-appointed, they shall be entitled to serve until the third Annual General Meeting of the Company falling after the first Annual General Meeting, at which stage the Director shall retire from office but shall be eligible for further re-appointment.

25.2

At the second Annual General Meeting of the Company following Closing, each Director in Class II shall retire from office but shall be eligible for re-appointment by Ordinary Resolution of the Company at such Annual General Meeting and, in each case, where such Director is so re-appointed, they shall be entitled to serve until the third Annual General Meeting of the Company falling after the second Annual General Meeting, at which stage the Director shall retire from office but shall be eligible for further re-appointment.

25.3

At the third Annual General Meeting of the Company following Closing, each Director in Class III shall retire from office but shall be eligible for re-appointment by Ordinary Resolution of the Company at such Annual General Meeting and, in each case, where such Director is so re-appointed, they shall be entitled to serve until the third Annual General Meeting of the Company falling after the third Annual General Meeting, at which stage the Director shall retire from office but shall be eligible for further re-appointment.

25.4

Every resolution of an Annual General Meeting in accordance with this Article 25 for the election of a Director shall relate to one named person and a single resolution for the election of two or more persons shall be void, unless a resolution that it shall be so proposed has been first agreed to by the meeting without any vote being cast against it.

25.5

At each succeeding Annual General Meeting of the Company following the third Annual General Meeting of the Company following Closing, Directors shall be elected to serve for a term of three years to succeed the Directors of the class whose terms expire at such Annual General Meeting.

25.6

Subject to the provisions of these Articles, a Director shall remain a member of the class of Directors to which they were assigned in accordance with Article 20. The initial terms of each class of Directors shall expire as set forth in this Article 25, subject to such Director’s earlier death, resignation, disqualification or removal.

25.7	A retiring Director who is not re-elected shall retain office until the close of the meeting at which they retire.

25.8

If the Company, at any meeting at which a Director retires in accordance with these Articles, does not fill the office vacated by such Director, the retiring Director, if willing to act, shall be deemed to be re-elected, unless at the meeting a resolution is passed not to fill the vacancy or to elect another person in their place or unless the resolution to re-elect them is put to the meeting and lost.

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26.	RESIGNATION, DISQUALIFICATION AND REMOVAL OF DIRECTORS

26.1	Subject to Article 26.3, the office of a Director shall be vacated if the Director:

26.1.1	resigns their office by Notice to the Company;

26.1.2	ceases to be a Director by virtue of any provision of the Law or becomes prohibited or disqualified by law from being a Director;

26.1.3	becomes Bankrupt or makes any arrangement or composition with their creditors generally;

26.1.4	becomes of unsound mind;

26.1.5	is removed from office by the affirmative vote of at least 66 2/3% in voting power of the then outstanding ordinary shares of the Company entitled to vote thereon as a result of:

(a)	the Director’s conviction (with a nolo contendere plea deemed to be a conviction) of a serious felony involving:

(i)	moral turpitude; or

(ii)	a violation of United States federal or state securities laws, but specifically excluding any conviction based entirely on vicarious liability; or

(b)

the Director’s commission of any material act of dishonesty (such as embezzlement) resulting or intended to result in material personal gain or enrichment of such Director at the expense of the company or any of its subsidiaries and which act, if made the subject of criminal charges, would be reasonably likely to be charged as a felony, and for these purposes nolo contendere, felony and moral turpitude shall have the meanings given to them by the laws of the United States of America or any relevant state thereof and shall include any equivalent acts in any other jurisdiction.

26.2

Notwithstanding any other provision of these Articles, whenever the holders of one or more classes or series of Preferred Shares shall have the right, voting separately as a class or series, to elect Directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the Statement of Rights applicable thereto, and such Directors so elected shall not be subject to the provisions of Articles 24 and 26 unless otherwise provided therein.

26.3

The power to remove a director in accordance with Article 26.1.5 shall only be available when the Principal Shareholder has the power to cast, directly or indirectly, less than 40% of the voting rights attached to the Company’s ordinary shares. While the Principal Shareholder owns at least 40% of the voting rights attached to the Company’s ordinary shares, directors may be removed by Ordinary Resolution with or without cause.

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27.	REMUNERATION AND EXPENSES OF DIRECTORS

27.1	The Directors shall be entitled to such remuneration as the Directors may determine subject to any limitation as the Company may by Ordinary Resolution determine.

27.2

The Directors shall be paid or reimbursed out of the funds of the Company for their travel, hotel and other expenses properly and necessarily incurred by them in connection with their attendance at meetings of the Directors or Members or otherwise in connection with the discharge of their duties.

28.	EXECUTIVE DIRECTORS

28.1

The Directors may from time to time appoint one or more of their number to the office of managing director or to any other executive office under the Company on such terms and for such periods as they may determine.

28.2

The appointment of any Director to any executive office shall be subject to termination if they cease to be a Director but without prejudice to any claim for damages for breach of any contract of service between them and the Company.

28.3

The Directors may entrust to and confer upon a Director holding any executive office any of the powers exercisable by the Directors upon such terms and conditions and with such restrictions as they think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

29.	DIRECTORS’ INTERESTS

29.1

Subject to the provisions of the Law, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to tenure of office, remuneration and otherwise as the Directors may determine.

29.2	Subject to the provisions of the Law, a Director notwithstanding their office:

29.2.1	may be a party to or otherwise interested in any transaction or arrangement with the Company or in which the Company is otherwise interested;

29.2.2

may be a director or other officer of or employed by or a party to any transaction or arrangement with or otherwise interested in any body corporate promoted by the Company or in which the Company is otherwise interested;

29.2.3

shall not by reason of their office be accountable to the Company for any benefit which they derive from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit; and

29.2.4	may act by themselves or their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director.

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30.	COMPETITION AND CORPORATE OPPORTUNITIES

30.1

In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of the Principal Shareholder and its Affiliates may serve as Directors, officers or agents of the Company, (ii) the Principal Shareholder and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) Directors who are not employees of the Company (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article 30 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve the Principal Shareholder, the Non- Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its Directors, officers and Members in connection therewith.

30.2

None of (i) the Principal Shareholder or any of its Affiliates or (ii) any Non-Employee Director or their Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its Members or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Article 30.4 hereof. Subject to Article 30.4 hereof, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself or themself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its Members or to any Affiliate of the Company for breach of any fiduciary duty or other duty (contractual or otherwise) as a Member, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or themselves or offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company or any of its Affiliates.

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30.3

The Company and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Company agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Company or may employ or otherwise engage any officer or employee of the Company.

30.4

Notwithstanding the foregoing provisions of this Article 30, the Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person in writing solely in their capacity as a director or officer of the Company, and the provisions of Article 30.2 hereof shall not apply to any such corporate opportunity.

30.5

In addition to and notwithstanding the foregoing provisions of this Article 30, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

30.6

For purposes of this Article 30, (i) “Affiliate” shall mean (a) in respect of the Principal Shareholder, any Person that, directly or indirectly, is controlled by the Principal Shareholder, controls the Principal Shareholder or is under common control with the Principal Shareholder and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Company and any entity that is controlled by the Company) and (c) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company and (ii) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock (or share capital) of a company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock (or share capital), in good faith and not for the purpose of circumventing this Section 30.6, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

30.7

To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of the Company shall be deemed to have notice of and to have consented to the provisions of this Article 30. Neither the alteration, amendment, addition to or repeal of this Article 30, nor the adoption of any provision of these Articles inconsistent with this Article 30, shall eliminate or reduce the effect of this Article 30 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article 30, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

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31.	PROCEEDINGS OF DIRECTORS

31.1	The Directors may meet together for the despatch of business adjourn and otherwise regulate their meetings as they think fit.

31.2

A Director may at any time, and the Secretary at the request of a Director shall summon a meeting of the Directors, by giving to each Director and alternate Director not less than 24 hours’ Notice of the meeting, provided that any meeting may be convened at shorter Notice and in such manner as each Director or their alternate Director shall approve, and provided further that unless otherwise resolved by the Directors, Notices of Directors’ meetings need not be in Writing.

31.3	Questions arising at any meeting shall be determined by a majority of votes.

31.4	In the case of an equality of votes, the chair shall not have a second or casting vote.

31.5	A Director who is also an alternate Director shall be entitled to a separate vote for each Director for whom they act as alternate in addition to their own vote.

31.6

A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and, unless so fixed, at any other number shall be such number that represents a majority of the Directors then in office. For the purposes of this Article 31.6 and subject to the provisions of Article 31.7, an alternate Director shall be counted in a quorum but so that not less than two individuals will constitute the quorum.

31.7

A Director notwithstanding their interest may be counted in the quorum present at any meeting at which any contract or arrangement in which they are interested is considered and they may vote in respect of any such contract or arrangement except those concerning their own terms of appointment.

31.8

If a Director is by any means in communication with one or more other Directors so that each Director participating in the communication can hear what is said by any other of them, each Director so participating in the communication is deemed to be present at a meeting with the other Directors so participating notwithstanding that all the Directors so participating are not present together in the same place.

31.9

The continuing Directors or Director may act notwithstanding any vacancies in their number, but if the number of Directors is less than the number fixed as the quorum or becomes less than the number required by the Law, the continuing Directors or Director may act only for the purpose of filling vacancies or of calling a general meeting of the Company. If there are no Directors or no Director is able or willing to act, then any Member or the Secretary may summon a general meeting for the purpose of appointing Directors.

31.10

The Directors may from time to time elect from their number, and remove, a chair and/or deputy chair and/or vice-chair of the Board of Directors and determine the period for which they are to hold office.

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31.11

The chair, or in their absence the deputy chair, or in their absence the vice-chair, shall preside at all meetings of the Directors, but if no such chair, deputy chair or vice-chair be elected or if at any meeting the chair, deputy chair or vice-chair be not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be the chair of the meeting.

31.12

A resolution in Writing Signed by all the Directors entitled to receive Notice of a meeting of Directors or of a committee of Directors shall be valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly convened and held and may consist of several documents in like form each Signed by one or more Directors, but a resolution Signed by an alternate Director need not also be Signed by their appointor and if it is Signed by a Director who has appointed an alternate Director, it need not be Signed by the alternate Director in that capacity.

31.13

All acts done bona fide by any meeting of Directors or of a committee appointed by the Directors or by any Person acting as a Director shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any such Director or committee or Person acting as aforesaid or that they or any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such Person had been duly appointed and was qualified and had continued to be a Director or a member of a committee appointed by the Directors and had been entitled to vote.

32.	MINUTE BOOK

32.1	The Directors shall cause to be entered in books kept for the purpose:

32.1.1	the minutes of all proceedings at general meetings, class meetings, Directors’ meetings and meetings of committees appointed by the Directors;

32.1.2	all resolutions in Writing passed in accordance with these Articles;

32.1.3	every memorandum in Writing of a Sole Member-Director Contract (as defined in Article 32.3) which is drawn up pursuant to Article 32.3;

32.1.4	every record in Writing of a Sole Member’s Decision (as defined in Article 32.4); and

32.1.5	all such other records as are from time to time required by the Law or, in the opinion of the Directors, by good practice to be minuted or retained in the books of the Company.

32.2

Any minutes of a meeting if purporting to be Signed by the chair of the meeting at which the proceedings were had or by the chair of the next succeeding meeting shall be conclusive evidence of the proceedings.

32.3

This Article 32.3 applies where the Company has only one Member and that Member is also a Director. If the Company, acting otherwise than in the ordinary course of its business, enters into a contract with such Member (a “Sole Member-Director Contract”) and that Sole Member-Director Contract is not in Writing, the terms thereof shall be:

32.3.1	set out in a memorandum in Writing;

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32.3.2	recorded in the minutes of the first meeting of the Directors following the making of the contract; or

32.3.3	recorded in such other manner or on such other occasion as may for the time being be permitted or required by the Law.

32.4

This Article 32.4 applies where the Company has only one Member and that Member has taken a decision which may be taken by the Company in general meeting and which has effect in law as if agreed by the Company in general meeting (a “Sole Member’s Decision”). A Sole Member’s Decision may (without limitation) be taken by way of resolution in Writing, but if not so taken, the sole Member shall provide the Company with a record in Writing of their decision as soon as practicable thereafter.

33.	SECRETARY

33.1

Subject to the provisions of the Law, the Secretary shall be appointed by the Directors for such term at such remuneration and upon such conditions as they may think fit and any Secretary so appointed may be removed by the Directors.

33.2

Anything required or authorised to be done by or to the Secretary may, if the office is vacant or there is for any other reason no secretary capable of acting, be done by or to any assistant or deputy secretary or if there is no assistant or deputy secretary capable of acting by or to any Person authorised generally or specifically in that behalf by the Directors.

33.3	The Company shall keep or cause to be kept at the Office a register of particulars with regard to its Secretary in the manner required by the Law.

34.	THE SEAL

34.1

The Directors may determine that the Company shall have a Seal. Subject to the Law, if the Company has a Seal, the Directors may determine that it shall also have an official seal for use outside of the Island of Jersey and an official seal for sealing securities issued by the Company or for sealing documents creating or evidencing securities so issued.

34.2

The Directors shall provide for the safe custody of all seals and no seal shall be used except by the authority of a resolution of the Directors or of a committee of the Directors authorised in that behalf by the Directors.

34.3

The Directors may from time to time make such regulations as they think fit determining the Persons and the number of such Persons who shall sign every instrument to which a seal is affixed and until otherwise so determined every such instrument shall be Signed by one Director and by the Secretary or by a second Director.

34.4	The Company may authorise an agent appointed for the purpose to affix any seal of the Company to a document to which the Company is a party.

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35.	AUTHENTICATION OF DOCUMENTS

35.1

Any Director or the Secretary or any Person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company (including the Memorandum of Association and these Articles), any resolutions passed by the Company or the Directors and any books, records, documents and accounts relating to the business of the Company and to certify copies thereof or extracts therefrom as true copies or extracts.

35.2

Where any books, records, documents or accounts of the Company are situated elsewhere than at the Office, the local manager or other Officer or the company having the custody thereof shall be deemed to be a Person appointed by the Directors for the purposes set out in Article 35.1.

36.	DIVIDENDS

36.1

Subject to each Statement of Rights and the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members, but no dividend shall exceed the amount recommended by the Directors.

36.2	Subject to the provisions of the Law and any Statement of Rights, the Directors may if they think fit from time to time pay to the Members such interim dividends as they may determine.

36.3

Subject to the provisions of the Law, these Articles and any Statement of Rights, if at any time the share capital of the Company is divided into different classes, the Directors may pay such interim dividends in respect of those shares which confer on the Holders thereof deferred or non-preferred rights as well as in respect of those shares which confer on the Holders thereof preferential rights with regard to dividend.

36.4	Subject to the provisions of the Law, the Directors may also pay half-yearly or at other suitable intervals to be settled by them any dividend which may be payable at a fixed rate.

36.5

Provided the Directors act bona fide, they shall not incur any personal liability to the Holders of shares conferring a preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferred rights.

36.6

Subject to any particular rights or limitations as to dividend for the time being attached to any shares as may be specified in these Articles or in any Statement of Rights or upon which such shares may be issued, all dividends shall be declared apportioned and paid pro rata according to the amounts Paid Up on the shares on which the dividend is paid (otherwise than in advance of calls), provided that if any share is issued on terms providing that it shall rank for dividend as if Paid Up (in whole or in part) or as from a particular date (either past or future), such share shall rank for dividend accordingly.

36.7

The Directors may before recommending any dividend set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors be applicable for any purpose to which such sums may be properly applied and pending such application may at the like discretion be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

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36.8	The Directors may carry forward to the account of the succeeding year or years any balance which they do not think fit either to dividend or to place to reserve.

36.9

A general meeting declaring a dividend may upon the recommendation of the Directors direct that payment of such dividend shall be satisfied wholly or in part by the distribution of specific assets and in particular of Paid-Up shares or debentures of any other company and the Directors shall give effect to such resolution. Where any difficulty arises in regard to the distribution, the Directors may settle the same as they think expedient and in particular may:

36.9.1	issue certificates representing part of a shareholding or fractions of shares and may fix the value for distribution of such specific assets or any part thereof;

36.9.2	determine that cash payment shall be made to any Members on the basis of the value so fixed in order to adjust the rights of Members;

36.9.3	vest any specific assets in trustees upon trust for the Persons entitled to the dividend as may seem expedient to the Directors; and

36.9.4

generally make such arrangements for the allotment, acceptance and sale of such specific assets or certificates representing part of a shareholding or fractions of shares or any part thereof or otherwise as they think fit.

36.10

Any resolution declaring a dividend on the shares of any class, whether a resolution of the Company in general meeting or a resolution of the Directors or any resolution of the Directors for the payment of a fixed dividend on a date prescribed for the payment thereof, may specify that the same shall be payable to the Persons registered as the Holders of shares of the class concerned at the Close of Business on a particular date notwithstanding that it may be a date prior to that on which the resolution is passed (or as the case may be that prescribed for payment of a fixed dividend) and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any shares of the relevant class.

36.11

The Directors may deduct from any dividend or other monies payable to any Member on or in respect of a share all sums of money (if any) presently payable by them to the Company on account of calls or otherwise in relation to the shares of the Company.

36.12

Any dividend or other monies payable in respect of a share may be paid by cheque or warrant sent through the post to the registered address of the Member or Person entitled thereto, and in the case of joint Holders, to any one of such joint Holders or to such Person and to such address as the Holder or joint Holders may in Writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent or to such other Person as the Holder or joint Holders may in Writing direct and payment of the cheque or warrant shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the Person entitled to the money represented thereby.

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36.13	All unclaimed dividends may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. No dividend shall bear interest as against the Company.

36.14

Any dividend which has remained unclaimed for a period of 10 years from the date of declaration thereof shall if the Directors so resolve be forfeited and cease to remain owing by the Company and shall thenceforth belong to the Company absolutely.

37.	CAPITALISATION OF PROFITS

The Directors may, with the authority of an Ordinary Resolution of the Company:

37.1

subject as hereinafter provided, resolve that it is desirable to capitalise any undistributed profits of the Company (including profits carried and standing to any reserve or reserves) not required for paying any fixed dividends on any shares entitled to fixed preferential dividends with or without further participation in profits or to capitalise any sum carried to reserve as a result of the sale or revaluation of the assets of the Company (other than goodwill) or any part thereof or to capitalise any other sum standing to the credit of any capital or revenue reserve of the Company;

37.2

appropriate the profits or sum resolved to be capitalised to the Members in the proportion in which such profits or sum would have been divisible amongst them had the same been applicable and had been applied in paying dividends and to apply such profits or sum on their behalf either in or towards paying up any amount for the time being unpaid on any shares held by such Members respectively or in paying up in full any unissued shares or debentures of the Company, such shares or debentures to be allotted and distributed credited as fully Paid Up to and amongst such Members in the proportions aforesaid or partly in one way and partly in the other, provided that any unrealised profits may for the purposes of this Article only be applied in the paying up of unissued shares to be allotted to Members credited as fully Paid Up;

37.3

make all appropriations and applications of the profits or sum resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures if any and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provision by the issue of certificates representing part of a shareholding or fractions of shares or by payments in cash or otherwise as they think fit in the case of shares or debentures becoming distributable in fractions; and

37.4

authorise any Person to enter on behalf of all the Members entitled to the benefit of such appropriations and applications into an agreement with the Company providing for the allotment to them respectively credited as fully Paid Up of any further shares or debentures to which they may be entitled upon such capitalisation and any agreement made under such authority shall be effective and binding on all such Members.

37.5

Where, pursuant to this Article 37, the Company capitalises any undistributed profits or reserves by applying them in or towards paying up issued shares in the Company which were not yet fully Paid Up or in paying up any previously unissued shares in the Company, the amount so applied shall, to the extent required by the Law, be credited to the stated capital account in respect of the class of share concerned.

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38.	ACCOUNTS AND AUDIT

38.1	The Company shall keep accounting records which are sufficient to show and explain the Company’s transactions and are such as to:

38.1.1	disclose with reasonable accuracy at any time the financial position of the Company at that time; and

38.1.2	enable the Directors to ensure that any accounts prepared by the Company comply with requirements of the Law.

38.2	The Directors shall prepare accounts of the Company made up to such date in each year as the Directors shall from time to time determine in accordance with and subject to the provisions of the Law.

38.3

No Member shall (as such) have any right to inspect any accounting records or other book or document of the Company except as conferred by the Law or authorised by the Directors or by Ordinary Resolution of the Company.

38.4

The Directors shall deliver to the Registrar of Companies a copy of the accounts of the Company signed on behalf of the Directors by one of them, together with a copy of the report thereon by the Auditors in accordance with the Law.

38.5	The Directors or the Company by Ordinary Resolution shall appoint Auditors for any period or periods to examine the accounts of the Company and to report thereon in accordance with the Law.

39.	NOTICES

39.1

In the case of joint Holders of a share, all Notices shall be given to that one of the joint Holders whose name stands first in the Register in respect of the joint holding and Notice so given shall be sufficient Notice to all the joint Holders.

39.2

A Notice may be given to any Person either personally or by sending it by post to them at their registered address. Where a Notice is sent by post, service of the Notice shall be deemed to be effected by properly addressing prepaying and posting a letter containing the Notice and to have been effected one Clear Day after the day it was posted.

39.3	Any Member Present at any meeting of the Company shall for all purposes be deemed to have received due Notice of such meeting and where requisite of the purposes for which such meeting was convened.

39.4

A Notice may be given by the Company to the Persons entitled to a share in consequence of the death, bankruptcy or incapacity of a Member by sending or delivering it in any manner authorised by these Articles for the giving of Notice to a Member addressed to them by name or by the title of representatives of the deceased or trustee of the Bankrupt or curator of the Member or by any like description at the address if any supplied for that purpose by the Persons claiming to be so entitled. Until such an address has been supplied, a Notice may be given in any manner in which it might have been given if the death, bankruptcy or incapacity had not occurred. If more than one Person would be entitled to receive a Notice in consequence of the death, bankruptcy or incapacity of a Member, Notice given to any one of such Persons shall be sufficient Notice to all such Persons.

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39.5	Notwithstanding any of the provisions of these Articles, any Notice to be given by the Company to a Director or to a Member may be given in any manner agreed in advance by any such Director or Member.

40.	WINDING UP

40.1

Subject to any particular rights or limitations, for the time being attached to any shares as may be specified in these Articles or in any Statement of Rights or upon which such shares may be issued, if the Company is wound up, the assets available for distribution among the Members shall be applied first in repaying to the Members the amount Paid Up on their shares, respectively, and if such assets shall be more than sufficient to repay to the Members the whole amount Paid Up on their shares, the balance shall be distributed among the Members in proportion to the amount which at the time of the commencement of the winding up had been actually Paid Up on their said shares respectively.

40.2

If the Company is wound up, the Company may, with the sanction of a Special Resolution and any other sanction required by the Law, divide the whole or any part of the assets of the Company among the Members in specie and the liquidator or where there is no liquidator the Directors may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members and with the like sanction vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator or the Directors (as the case may be) with the like sanction determine, but no Member shall be compelled to accept any assets upon which there is a liability.

41.	INDEMNITY

41.1

In so far as the Law allows, every present or former director, officer or employee of the Company shall be indemnified out of the assets of the Company against any loss or liability incurred by them by reason of being or having been such a director, officer or employee.

41.2

The Directors may without sanction of the Company in general meeting authorise the purchase or maintenance by the Company for any director, officer or employee or former director, officer or employee of the Company of any such insurance as is permitted by the Law in respect of any liability which would otherwise attach to such director, officer or employee or former director, officer or employee.

42.	FIXING RECORD DATE & JURISDICTION

42.1

For the purpose of determining Members entitled to Notice of or to vote at any meeting of Members or any adjournment thereof or in order to make a determination of Members for any other proper purpose, including, without limitation, for any dividend, distribution, allotment or issue, the Directors may fix a date as the record date for any such determination of Members.

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42.2

A record date for any dividend, distribution, allotment or issue may be on or at any time before any date on which such dividend, distribution, allotment or issue is paid or made and on or at any time before or after any date on which such dividend, distribution, allotment or issue is declared.

42.3

If no record date is fixed for the determination of Members entitled to Notice of or to vote at a meeting of Members, the date on which Notice of the meeting is sent shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting has been made in the manner provided in this Article, such determination shall apply to any adjournment thereof.

42.4

Unless the Company consents in Writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s Holders, (iii) any action asserting a claim arising pursuant to any provision of the Law or these Articles (in each case, as they may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the courts of the Island of Jersey in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

43.	NON-APPLICATION OF STANDARD TABLE

The regulations constituting the Standard Table prescribed pursuant to the Law shall not apply to the Company and are hereby expressly excluded in their entirety.

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